Exhibit 99.1


          Alaska Communications Systems Expects to Receive $7.6 Million
                    From Liquidation of Rural Telephone Bank;
          Repurchases $8.0 Million of Its 9 7/8% Senior Notes Due 2011


     ANCHORAGE, Alaska--(BUSINESS WIRE)--Feb. 2, 2006--Alaska Communications Systems Group, Inc. ("ACS") (NASDAQ:ALSK) today announced it expects to receive $7.6 million in cash from the liquidation of the Rural Telephone Bank (RTB). ACS expects to receive the funds in mid-2006. At that time, it would recognize a gain of approximately $6.6 million from the liquidation of its investment in Class C RTB stock, which has a carrying value of approximately $1.0 million.
     In addition, ACS announced today that its subsidiary, Alaska Communications Systems Holdings, Inc. ("ACSH"), has repurchased $8.0 million principal amount of its existing 9 7/8% senior unsecured notes due 2011 (CUSIP No. 011679AF4), at a weighted average price of $1,096.75 per senior note.
     "In anticipation of the receipt of RTB proceeds, we elected to reduce our debt by repurchasing a like amount of our high cost senior notes using excess cash on hand," said David Wilson, ACS senior vice president and chief financial officer. "The notes repurchased will reduce ACS' gross cash interest expense by approximately $790,000 per annum, more than offsetting the expected loss of approximately $500,000 in annual dividends we have historically received from our investment in Class C RTB stock."

     About Alaska Communications Systems

     ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska. More information can be found on the company's website at www.acsalaska.com or at its investor site at www.alsk.com.

     Safe Harbor Statement

     Statements about future results and other expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. A number of factors in addition to those discussed herein could cause actual results to differ materially from expectations. The company's financial planning is affected by business and economic conditions and changes in customer order patterns. Any projections are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of ACS. For further information regarding risks and uncertainties associated with ACS' business, please refer to the company's SEC filings, including, but not limited to, the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Form 10-K for the year ended December 31, 2004 and the company's Form 10-Q for the quarter ended September 30, 2005, and "Risk Factors" in the company's current report on Form 8-K dated November 29, 2005. The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.


     CONTACT: Alaska Communications Systems Group
              Meghan Stapleton, 907-297-3000 (Media)
              meghan.stapleton@acsalaska.com
              or
              Lippert/Heilshorn & Associates
              Kirsten Chapman, 415-433-3777 (Investors)
              David Barnard, 415-433-3777 (Investors)
              david@lhai-sf.com